Exhibit 99.1

CARTIHEAL (2009) LTD.

2021 CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT AUDITORS    1
CONSOLIDATED FINANCIAL STATEMENTS - U.S. DOLLARS IN THOUSANDS:
Consolidated Statements of Financial Position    3
Consolidated Statements of Comprehensive Loss    4
Consolidated Statements of Changes in Equity    5
Consolidated Statements of Cash Flows    6
Notes to Consolidated Financial Statements 7

Report of Independent Auditors

To the management and Board of Directors of CartiHeal (2009) Ltd.

Opinion

We have audited the accompanying consolidated financial statements of CartiHeal (2009) Ltd. and its subsidiary (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive loss, of changes in shareholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 1e to the consolidated financial statements, the Company has devoted most of its efforts to research and development and has not generated any revenues. The Company expects to continue to generate operating losses for the foreseeable future and therefore, the Company depends on external financing, deriving significant income from its operations or ongoing support from Bioventus. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 1e. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Kesselman & Kesselman, 146 Derech Menachem Begin, Tel-Aviv 6492103, Israel,
P.O Box 7187 Tel-Aviv 6107120, Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel

September 27, 2022

Kesselman & Kesselman, 146 Derech Menachem Begin, Tel-Aviv 6492103, Israel,
P.O Box 7187 Tel-Aviv 6107120, Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

CARTIHEAL (2009) LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31
	Note	2021	2020
		U.S. dollars in thousands
Assets

CURRENT ASSETS:
Cash and cash equivalents	5	4,871	7,051
Short-term deposits		2,000	10,498
Restricted cash		26	29
Other accounts receivable		104	225
TOTAL CURRENT ASSETS		7,001	17,803

NON-CURRENT ASSETS: Long-term deposit		23	22
Long-term deposit		23	22
Right of use asset	7	688	843
Property and equipment, net	6	337	478
TOTAL NON-CURRENT ASSETS		1,048	1,343
TOTAL ASSETS		8,049	19,146

Liabilities and shareholders' equity

CURRENT LIABILITIES:
Trade payables		57	32
Current maturities of lease liabilities	7	272	241
Employees and payroll accruals		450
Accrued expenses		261	1,975
TOTAL CURRENT LIABILITIES		1,040	2,248

NON-CURRENT LIABILITIES:
Lease liabilities	7	575	683
Royalty bearing government grants	3	1,627	1,582
TOTAL NON-CURRENT LIABILITIES		2,202	2,265
TOTAL LIABILITIES		3,242	4,513

SHAREHOLDERS' EQUITY:	9
Share capital
Ordinary shares		3	3
Preferred shares		31	31
Additional-paid-in capital		69,815	69,815
Share-based compensation		2,613	2,254
Accumulated deficit		(67,655)	(57,470)
TOTAL SHAREHOLDERS' EQUITY		4,807	14,633
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		8,049	19,146
The accompanying notes are an integral part of these consolidated financial statements.

CARTIHEAL (2009) LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year ended December 31
	2021	2020
	U.S. dollars in thousands

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	7,797	6,411
GENERAL AND ADMINISTRATIVE	2,229	2,041
OPERATING LOSS	10,026	8,452

FINANCIAL INCOME	(87)	(84)
FINANCIAL EXPENSES	217	297
FINANCIAL EXPENSES, net	130	213
LOSS BEFORE INCOME TAXES	10,156	8,665
INCOME TAXES	29	29
NET LOSS AND COMPREHENSIVE LOSS	10,185	8,694

The accompanying notes are an integral part of these consolidated financial statements.

CARTIHEAL (2009) LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
U.S. dollars in thousands (except share and per share data)

	Ordinary shares		Preferred shares		Additional paid-in capital	Share-based compensation	Accumulated deficit	Total shareholders' equity
	Number	Amount	Number	Amount
		U.S. dollars in thousands		U.S. dollars in thousands	U.S. dollars in thousands
BALANCE AS OF January 1, 2020	1,482,282	3	9,635,884	27	50,401	2,136	(48,776)	3,791
CHANGES DURING 2020:
Simple Agreement for future equity, net of $10 thousands issuance costs, see Note 8d					4,990			4,990
Issuance of Series G Preferred shares, net of $572 thousands issuance costs and conversion of the Simple Agreement for Future Equity, see Note 8e			1,436,877	4	14,424			14,428
Exercise of options	1,536	*	—	—	—	—	—	*
Share-based compensation	—	—	—	—	—	118	—	118
Net loss	—	—	—	—	—	—	(8,694)	(8,694)
BALANCE AS OF December 31, 2020	1,483,818	3	11,072,761	31	69,815	2,254	(57,470)	14,633
CHANGE DURING 2021:
Share-based compensation	—	—	—	—	—	359	—	359
Total comprehensive loss	—	—	—	—	—	—	(10,185)	(10,185)
BALANCE AS OF December 31, 2021	1,483,818	3	11,072,761	31	69,815	2,613	(67,655)	4,807

* Represent amount lower than $ 1 thousand.

The accompanying notes are an integral part of these consolidated financial statements.

CARTIHEAL (2009) LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2021	2020
	U.S. dollars in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:	(10,185)	(8,694)
Net comprehensive loss
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	323	388
Share-based payments	359	118
Financial expenses	175	276
Revaluation of restricted cash	3	4
Decrease (increase) in other accounts receivable	121	57
Increase (decrease) in trade payables	25	(328)
Increase in other accounts payable	(1,264)	58
Net cash used in operating activities	(10,443)	(8,121)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from (investment in) short-term deposits	8,498	(10,498)
Investment in long-term deposits	(1)	(17)
Purchase of property and equipment	(27)	(13)
Net cash provided by (used in) financing activities	8,470	(10,528)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series G Preferred shares, net	—	19,418
Payments of lease liabilities including interest	(207)	(252)
Net cash provided by (used in) financing activities	(207)	19,166

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,180)	517
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	7,051	6,534
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	4,871	7,051

NON-CASH ACTIVITIES:
Conversion of the SAFE to series G preferred shares	—	4,990

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Tax Payment	85	77
Interest received	87	80

The accompanying notes are an integral part of the consolidated financial statements.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL:
a.CartiHeal (2009) Ltd. (the "Company") was incorporated and commenced its operations in Israel, in June 2009. The Company is developing, manufacturing and bringing to market a novel and comprehensive implant for repair of articular cartilage and osteochondral defects. The Company submitted the clinical file to the FDA on September 20, 2021 and received FDA Approval by March 2022, see also Note 13a.
The Company's registered address is 17 Atirei Yeda St, Kfar- Saba, Israel.
b.On October 30, 2017, the Company established CartiHeal Inc., a wholly owned, US subsidiary (the "Subsidiary"). The Subsidiary is engaged to provide research and development services to the Company.
c.In July 2020, as part of the Series G SPA, the Company and its shareholders have entered into an option agreement to sell 100% of the Company's share capital to Bioventus Inc, ("Bioventus"), see also Note 8e.

d.Following the FDA Approval, in April 2022, Bioventus announced that it has exercised its call option to acquire the Company's shares.

The Acquisition was completed on July 12, 2022, as Bioventus exercised its Call option to acquire 100% of the Company's shares from the Company's shareholders for an aggregate purchase price of approximately $315 million and an additional $135 million becoming payable after closing upon achievement of certain sales milestones, net of Bioventus shares. See Note 13b.

e.Since its inception, the Company has devoted most of its efforts to research and development and has not generated any revenues. The Company has incurred recurring losses since inception, including net losses of $ 10,185 thousand for the year ended December 31, 2021, and recurring negative cash flow from operating activities. As of December 31, 2021, the Company's accumulated deficit totaled to $ 67,655 thousand. The Company expects to continue to generate operating losses for the foreseeable future. Since inception, the Company has funded its operations with incubator loans and several capital raising rounds. Therefore, the Company depends on external financing, deriving significant income from its operations or ongoing support from Bioventus.

The Company's management is of the opinion that its current liquidity resources, along with Bioventus' commitment to fund the Company, are sufficient for the Company's operation as going concern for at least twelve months from the date these financial statements are issued.
f.COVID 19
The Company's management and board of directors continue to monitor the evolving situation of COVID-19, also known as Coronavirus, which could directly or indirectly impact the Company’s operations. As of the date of these financial statements, COVID-19 had no significant impact on the Company, its prospects or its research and development and strategic plans and the Company has not suffered significant delays in its research and development activity because of the pandemic. The Company's management and board of directors are continuing to carefully evaluate the impact on the Company's operations. All estimates made by the Company related to the impact of COVID-19 in its financial statements may change in future periods. Actual results could differ from those estimates.
g.Approval of consolidated financial statements
The consolidated financial statements for the year ended December 31, 2021, were approved by the Board of Directors (the “Board”) on September 27, 2022 and signed on its behalf by the Chief Executive Officer and the Chief Financial Officer.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:
The following accounting policies have been applied consistently in the consolidated financial statements for all periods presented, unless otherwise stated.
a.Basis of preparation
The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).
The consolidated financial statements have been prepared under the historical cost convention.
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in applying the Company’s accounting policies.
Areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in Note 3.
The actual results may differ significantly from estimates and assumptions used by the Company’s management.
b.Principles of consolidation
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.
c.Foreign currency transaction:
1)Functional and Presentation Currency
The U.S. dollar (“dollar”, “USD” or “$”) is the primary currency of the economic environment in which the Company and its subsidiary operates. Accordingly, the functional and presentation currency of the Company in these financial statements is the USD.
2)Transactions and Balances
Transactions in a currency other than the Functional Currency (hereinafter, "Foreign Currency") are translated into the functional currency using the current exchange rates on the transaction dates. Exchange rate differences arising from the settlement of such transactions and the translation of monetary assets and liabilities denominated in foreign currency using the current exchange rates at the end of the year are recognized in the statements of comprehensive income.
Any profits or losses arising from changes in exchange rates for cash and cash equivalents are presented in the statements of comprehensive loss within finance income, net.
d.Cash and cash equivalents
Cash and cash equivalents include cash on hand and short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at acquisition.
e.Short-term bank deposits
Short-term bank deposits are deposits with maturities of more than three months and up to one year. The short-term bank deposits are mainly denominated in U.S. dollars and bear interest at annual rates that range between 0.26% and 2.85%. Short-term bank deposits are presented at their cost, including accrued interest.
f.Restricted bank deposits
Restricted cash is presented at cost and primarily invested in highly liquid deposits, which mature within one year. These deposits are mainly denominated in U.S. dollars and used as security for credit cards and rent premises.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):
Restricted bank deposits with original maturity dates of more than one year are included in restricted bank deposits within non-current assets. Long-term bank deposits are denominated in NIS and bear interest at annual rates that range between 0.2% and 1.8%. As of December 31, 2021 and 2020, the Company had a lien on the Company’s bank deposits in respect of bank guarantees granted and in order to secure the lease agreements. The fair value of bank deposits approximates the carrying value since they bear interest at rates close to the prevailing market rates.
g.Trade payables
Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. These payables are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.
h.Pre-launched inventory
Inventory is measured at the lower of cost and net realizable value. The cost of inventories includes purchase costs, costs of conversion, and other costs incurred in bringing the inventories to the present location and condition.
Materials acquired for pre launched inventory prior to final regulatory approval (such     as FDA) is written down to zero (to its expected net realizable value). The write down is recorded within the research and development expenses.
Upon final regulatory approval the write down provision is reversed.
For the year ended December 31, 2021 and 2020, $249 thousand and $393 thousand, respectively, of pre-launch inventory costs have been recorded within research and development expenses in relation to the provision against the carrying value of pre-launch inventory. On March 30, 2022, the U.S. Food and Drug Administration was granted Premarket Approval (PMA) for its Agili-C implant (the FDA Approval) and therefore demonstrated the probability of technological feasibility of Agili-C implant. Consequently, on this date, the Company begins to capitalize the inventory costs associated with Agili-C implant and the provision of $642 thousand recognized prior to obtaining FDA approval was reversed within the research and development expenses.
i.Property and equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation expenses are computed using the straight-line method over the estimated useful lives of the related assets at the following annual rates:

%
Office furniture and equipment	7-15
Lab equipment	15
Computers and software	33
Leasehold improvements	See below
Leasehold improvements are depreciated by the straight-line method over the shorter of the lease term and the estimated useful life of the improvements.
j.Impairment for long-lived assets
The Company evaluates the need to record an impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):
An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in the Company's statement of comprehensive loss.
An impairment loss of an asset is reversed only if there have been changes in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized.
Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in the Company's statement of comprehensive loss.
As of December 2021 and December 2020, no impairment losses have been identified for long lives assets.
k.Liability for employee rights upon retirement
Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.
Pursuant to Section 14 of the Israeli Severance Compensation Act, 1963, the Company's employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments in respect of those employees
The amounts of severance payment expenses were $427 and $348 thousands for the years ended December 31, 2021 and 2020, respectively.
l.Vacation and recreation benefits
The employees are legally entitled to vacation and recreation benefits, both computed on an annual basis. This entitlement is based on the term of employment. This obligation is treated as a short-term benefit under IAS 19. The Company charges a liability and expense due to vacation and recreation pay, based on the benefits that have been accumulated for each employee, on an undiscounted basis.
The amounts of vacation and recreation payment expenses were $69 and $36 thousands for the years ended December 31, 2021 and 2020, respectively.
m.Research and development expenditures
Research expenditures are recognized in profit or loss when incurred.
Development activities are activities relating to a plan for the creation of new products or processes or the significant improvement of existing products or processes.
An intangible asset arising from the Company’s development activities is recognized if all of the following conditions are met:
1)it is technically feasible to complete the intangible asset so that it will be available for use.
2)management intends to complete the intangible asset and use it or sell it
3)there is an ability to use or sell the intangible asset.
4)it can be demonstrated how the intangible asset will generate probable future economic benefits.
5)adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available and costs associated with the intangible asset during development can be measured reliably.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):
Other development costs that do not meet the above criteria are recognized as expenses as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.
n.Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Fair value measurement is based on the assumption that the transaction will take place in the asset's or the liability's principal market, or in the absence of a principal market, in the most advantageous market.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1    quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2    inputs other than quoted prices included within Level 1 that are observable directly or indirectly.
Level 3    inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

As of December 2021 and 2020, the carrying amounts of trade and other payables and note receivables are assumed to be the same as their fair values, due to their short-term nature.
o.Share-based compensation
The Company's employees and other service providers are entitled to remuneration in the form of equity-settled share-based payment transactions. The Company accounts for these awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period.
The cost of equity-settled transactions is recognized in statement of comprehensive loss together with a corresponding increase in equity during the period which the service conditions are to be satisfied ending on the date on which the relevant employees become entitled to the award ("the vesting period"). At the end of each reporting period, the Company revises its estimates of the number of equity instruments that are expected to vest based on the vesting conditions and recognizes the impact of the revision of original estimates, if any, in the statement of income, with corresponding adjustment to equity.
As for other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments granted. In cases where the fair value of the goods or services received as consideration of equity instruments cannot be measured, they are measured by reference to the fair value of the equity instruments granted.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):
p.Government grants
Government grants received from the Israeli Innovation Authority (the "IIA") as a participation in research and development plans, fall into the scope of "forgivable loans" as defined in IAS 20, "Accounting for Government Grants and Disclosure of Government Assistance". IIA Grants are recognized in accordance with IFRS 9, "Financial Instruments" ("IFRS 9"). If on the date on which the right for the IIA Grants is established, the Company's management concludes that there is no reasonable assurance that the IIA Grants, to which entitlement has been established, will not be repaid, the Company recognizes a financial liability on that date, which is accounted for under the provisions of IFRS 9 regarding financial liabilities measured at amortized cost.
q.Provisions
A provision in accordance with IAS 37 is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect is material, provisions are measured according to the estimated future cash flows discounted using a pre-tax interest rate that reflects the market assessments of the time value of money and, where appropriate, those risks specific to the liability.
r.Taxes on income
Current or deferred taxes are recognized in profit or loss, except to the extent that the tax arises from items which are recognized directly in other comprehensive income or in equity
1)Current taxes
The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the end of reporting period as well as adjustments required in connection with the tax liability in respect of previous years.
2) Deferred taxes
Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes.
Deferred taxes are measured at the tax rates that are expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.
Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. Temporary differences (such as carry forward losses) for which deferred tax assets had not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.
Since the Company is unable to assess whether it will have taxable income in the foreseeable future, no deferred tax assets were recorded in these consolidated financial statements.
s.Financial instruments
The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, trade payables and other accounts payable approximate their fair value due to the short-term maturity of such instruments.
1)Financial assets
The Company accounts for financial assets in accordance with IFRS 9 “Financial Instruments".
Financial assets at amortized cost are assets held pursuant to a business model whose objective is to hold assets in order to collect contractual cash flows and the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):
Financial assets at amortized cost are included in current assets, except for those with maturities greater than 12 months after the balance sheet date (in which case they are classified as non-current assets).
The Company’s financial assets at amortized cost are included in cash and cash equivalents, accounts receivables and restricted cash in the consolidated statements of financial position.
2)Financial liabilities at amortized cost
Financial liabilities are initially recognized at their fair value minus transaction costs that are directly attributable to the issue of the financial liability and are subsequently measured at amortized cost.
The Company's financial liabilities at amortized cost include: account payable and other accounts payable, lease liabilities, and Royalty bearing government grants.
t.Leases
The Company accounts for leases in accordance with International Financial Reporting Standard No. 16 “Leases” (“IFRS 16”). At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A lease is a contract, or part of a contract, that conveys the right to use an asset for a fixed period of time in exchange for consideration.
At the commencement date, the Company measures the lease liability at the present value of the following lease payments: fixed payments (including in-substance fixed payments) and variable lease payments that are based on an index or a rate. Simultaneously, the Company recognizes a right-of-use asset in the amount of the lease liability.
The lease payments are discounted using the lessee’s incremental borrowing rate, being the rate that the lessee would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.
The lease term is the non-cancellable period for which the Company has the right to use an underlying asset, together with both the periods covered by an option to extend the lease if the Company is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Company is reasonably certain not to exercise that option.
Interest on the lease liability is recognized in profit or loss in each period during the lease term in an amount that produces a constant periodic rate of interest on the remaining balance of the lease liability.
After the commencement date, the Company measures the right-of-use asset applying the cost model, less any accumulated depreciation and any accumulated impairment losses and adjusted for any remeasurement of the lease liability.
Assets are depreciated by the straight-line method over the estimated useful lives of the right-of-use assets or the lease period, whichever is shorter -

Years

Property	3-5
The Company tests for impairment the right-of-use asset whenever there are indications of impairment pursuant to the provisions of IAS 36.
u.Share capital
The Company’s ordinary shares are classified as equity. Incremental costs directly attributable to the issuance of new shares are presented in equity as a deduction from the issuance proceeds.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):
v.Adoptions of new IFRS guidance
Commencing January 1, 2021, the Company adopted the phase 2 amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 that address the issues that arise during the reform of an interest rate benchmark rate (LIBOR), including the replacement of one benchmark with an alternative one. The adoption of the said amendments did not have a material impact on the financial statements

NOTE 3 - CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
As part of the financial reporting process, Company management is required to make estimates that affect the value of assets, liabilities, income, expenses and certain disclosures included in the Company's consolidated financial statements. By their very nature, such estimates are subjective and complex and consequently may differ from actual results.
The accounting estimates used in the preparation of the financial statements are continually evaluated and adjusted based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.
Described below are the critical accounting estimates used in the preparation of the financial statements, the formulation of which required Company management to make assumptions as to circumstances and events that involve significant uncertainty. In using its judgment to determine the accounting estimates, the Company takes into consideration, as appropriate, the relevant facts, past experience, the effect of external factors and reasonable assumptions under the circumstances. The estimates and assumptions, for which there is a significant risk of making material adjustments to the book values of assets and liabilities during the next fiscal year, are detailed below.
Government grants
The total grants received by the Company from the Innovation Authority for which there may be an obligation to pay royalties, amounted to USD 2.9 million as of December 31, 2021. As stated in Note 2p, Company Management must examine whether there is reasonable assurance that the grants received will not need to be refunded. In accordance with management's assessment, the financial statements include liabilities in respect of grants received, which is calculated based on the Company's expected revenues. The total liabilities in respect of the grants received amount as of December 31, 2021 and 2020 to approximately USD 1.6 million for both years then ended.
Research and development costs
Research and development costs are recorded in accordance with the accounting policies detailed in Note 2m. Company management has examined the conditions specified in Note 2m and in its opinion, as of December 31, 2021 and 2020, it does not meet them. Therefore, as of December 31, 2021, the Company has not yet capitalized research and development expenses, and research and development expenses were charged to the Company's statement of comprehensive loss.
NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT:
Based on assessments by Company management, the Company’s exposure to credit risk as of December 31, 2020 is immaterial. The activities of the Company expose it to market risk, primarily as a result of currency risk.
The Company’s Finance Department is responsible for carrying out risk management activities in accordance with policies approved by its Board of Directors. In this regard, the Finance Department identifies, defines and assesses financial risks in close cooperation with other Company departments. The Board of Directors provides written guidelines for overall risk management, as well as written policies dealing with specific areas, such as exchange rate risk, interest rate risk, credit risk, use of financial instruments and investment of excess cash.
The Company’s activities are partly denominated in non-dollar currencies (primarily the New Israeli Shekel, or “NIS,” and the Euro), which exposes the Company to risks resulting from changes in exchange rates.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):
a.Foreign exchange riskHad the Functional Currency of the Company been 5% weaker against the NIS, assuming all other variables remained constant, the Company would have recognized an additional expense of approximately $200 thousand in profit or loss for each of the years ended December 31, 2021 and 2020.

Set forth below is certain data regarding dollar exchange rates:
	Exchange rate of NIS per $1	Exchange rate of Euro per $1
As of December 31:
2020	3.215	0.815
2021	3.196	0.883

Percentage increase (decrease) in USD exchange rate:
2020	(7.0)%	(8.5)%
2021	(3.0)%	8.3%

b.Concentrations of credit risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and restricted cash.
Cash and cash equivalents and restricted cash are invested in major banks in Israel, management believes that the financial institutions that hold the Company's investments are sound and accordingly minimal credit risk exists with respect to these investments.
c.Liquidity risk
Prudent liquidity risk management requires maintaining sufficient cash or the availability of funding through an adequate amount of committed credit facilities. Management monitors rolling forecasts of the Company’s liquidity reserve (comprising of cash and cash equivalents and deposits). This is generally carried out based on the expected cash flow in accordance with practices and limits set by the management of the Company.
The tables below analyze the Company’s financial liabilities into relevant maturity groupings based on their contractual maturities.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

Contractual maturities of financial liabilities	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount liabilities
	USD in Thousands
At December 31 2021
Trade payables	57	—	—	—	57	57
Other account payable	711	—	—	—	711	711
Lease liabilities	254	557	150	—	961	847
Royalties bearing government grants	—	294	2,787	—	3,081	1,627
Total	1,022	851	2,937	—	4,810	3,242
At December 31 2020
Trade payables	32	—	—	—	32	32
Other account payable	1,975	—	—	—	1,975	1,975
Lease liabilities	241	254	543	—	1,038	924
Royalties bearing government grants	—	294	2,787	—	3,081	1,582
Total	2,248	548	3,330	—	6,126	4,513

d.Capital risk management
The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders, maintain optimal capital structure, and to reduce the cost of capital.

NOTE 5 - CASH AND CASH EQUIVALENTS:

	December 31
	2021	2020
	in USD thousands

Cash	4,871	560
Short-term bank deposits	—	6,491
	4,871	7,051
The short-term bank deposits included in cash and cash equivalents bear interest at annual rate of between 0.15% and 0.41%. The carrying amount of cash and cash equivalents approximates their fair value, since they bear interest at rates similar to prevailing market interest rates.

CARTIHEAL (2009) LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - PROPERTY AND EQUIPMENT, NET:

	December 31
	2021	2020
	U.S. dollars in thousands

Costs:
Office furniture and equipment	164	163
Lab equipment	992	993
Computers and software	195	185
Leasehold improvements	199	209
	1,550	1,550

Accumulated depreciation:
Office furniture and equipment	61	75
Lab equipment	844	709
Computers and software	169	163
Leasehold improvements	139	125
	1,213	1,072
Depreciated cost	337	478
Depreciation expenses amounted to $212 thousands and $191 thousands for the years ended December 31, 2021 and 2020, respectively.

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - LEASES:

For information regarding the Company lease arrangements see Note 9.

a.Right-of-use assets:

	Cost			Accumulated depreciation			Net book value
	Balance at beginning of year	Additions during year	Balance at end of year	Balance at beginning of year	Additions during year	Balance at end of year	Balance at end of year
Composition in 2021:
Offices	1,104	—	1,104	288	185	473	631
Warehouse	56	43	99	30	12	42	57
	1,160	43	1,203	318	197	515	688

Composition in 2020:
Offices	1,104	—	1,104	101	187	289	815
Warehouse	56	—	56	18	12	30	26
	1,160	—	1,160	119	199	319	841

b.lease liabilities:

	Balance at beginning of year	Additions during year	Interest expense during year	Payments during year	Translation adjustment	Balance at end of year
Composition in 2021:
Offices	902	—	85	183	*	804
Warehouse	22	43	6	24	*	47
	924	43	91	207	*	851

Composition in 2020:
Offices	1,062	—	74	234	*	902
Warehouse	42	—	3	23	*	22
	1,104	—	77	257	*	924

* Represent amount lower than $ 1 thousand.

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 8 - SHAREHOLDERS' EQUITY:
a.Composition of share capital:

	December 31, 2021		December 31, 2020
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares
Ordinary shares of NIS 0.01 par value each	16,289,700	1,483,818	16,289,700	1,483,818
Series A Preferred shares of NIS 0.01 par value *	550,000	416,067	550,000	416,067
Series B Preferred shares of NIS 0.01 par value	500,000	204,666	500,000	204,666
Series C Preferred shares of NIS 0.01 par value	600,000	245,599	600,000	245,599
Series D-1 Preferred shares of NIS 0.01 par value	103,000	102,110	103,000	102,110
Series D-2 Preferred shares of NIS 0.01 par value	3,881,300	3,881,107	3,881,300	3,881,107
Series E Preferred shares of NIS 0.01 par value	2,200,000	1,972,041	2,200,000	1,972,041
Series F Preferred shares of NIS 0.01 par value	4,100,000	2,814,294	4,100,000	2,814,294
Series G Preferred shares of NIS 0.01 par value	1,353,000	1,014,267	1,353,000	1,014,267
Series G-1 Preferred shares of NIS 0.01 par value	423,000	422,610	423,000	422,610
Total	30,000,000	12,556,579	30,000,000	12,556,579
* One of the existing shareholders of the Company is entitled to 95,688 Series A preferred shares of NIS 0.01 par value that were paid but not yet issued.
b.Liquidation preference:

	Year ended December 31
	2021	2020
	U.S. dollars in thousands
Shares of NIS 0.01 par value:
Ordinary shares
Series A Preferred shares	2,654	2,457
Series B Preferred shares	1,218	1,128
Series C Preferred shares	1,601	1,482
Series D-1 Preferred shares	756	700
Series D-2 Preferred shares	29,263	27,095
Series E Preferred shares	18,453	17,086
Series F Preferred shares	28,851	26,714
Series G Preferred shares	5,595	5,181
Series G-1 Preferred shares	16,785	15,542
Total	105,176	97,385

c.Rights of the Company's shares
1)Ordinary shares
The ordinary shares confer upon their holders voting rights, the right to receive dividends, the right to a share in excess assets upon liquidation of the Company and other rights as set out in the Company's Amended and Restated Articles of Association.

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - SHAREHOLDERS' EQUITY (continued):
2)Preferred Shares
The preferred shares are identical to the ordinary shares in all aspects, except for preferential rights granted to the preferred shareholders regarding liquidation and dividend preferences, as follows:
i)Conversion rights
Prior to the repayment of any incubator loans (only to the extent not actually converted to Preferred A Shares) and prior and in preference to any Distribution to any of the holders of any other classes or series of shares of the Company, each holder of Preferred Shares shall be entitled to receive an amount (in cash, cash equivalents or, if applicable, securities) for each Preferred Share held by it equal to (i) one hundred percent (100%) of the applicable Original Issue Price of such Preferred Share (adjusted as per the provisions hereof); plus (ii) an eight percent (8%) annual interest on the applicable Original Issue Price for such Preferred Share, compounded annually from the date of the issuance of such Preferred Share up to the date of payment of such Liquidation Amount; plus (iii) an amount equal to the declared but unpaid dividends on such Preferred Share; minus (iv) any amount of dividends actually previously paid. Such Distribution among the holders of the Preferred Shares shall be made in proportion to the aggregate respective preferences amounts of the Preferred Shares owned by each such holder.
The preferred shares are convertible into ordinary shares at a ratio of 1:1, at the option of the holder and eligible for preferences allocated to each class of preferred shares as defined in the Amended and Restated Articles of Association.
ii)Liquidation and dividend preferences rights
In the event of: (i) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; or (ii) a Deemed Liquidation Event (as defined in the Company's Amended and Restated Articles of Association); or (iii) a Distribution (other than the repurchase of securities from employees, officers or consultants of the Company upon a termination of employment pursuant to agreements to repurchase such securities that are approved by the Board), then any and all assets, proceeds or Dividends of the Company available for distribution to the shareholders (“Liquidation Amount”) (and, in the case of certain reorganizations, mergers or consolidations, the securities and other consideration received by the Company’s shareholders in such reorganization, merger or consolidation) shall be distributed to the Shareholders of the Company in the following order and preference:
Payment in full of the Preferred G Preference Amount, the Preferred F Preference Amount, the Preferred E Preference Amount, the Preferred D Preference Amount, the Preferred C Preference Amount, the Preferred B Preference Amount, the Preferred A Preference Amount, all remaining assets, if any, shall be distributed among all of the Company’s Shareholders (holders of Preferred G Shares, Preferred F Shares, Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares, Preferred A Shares (including, if the incubator loans are not actually converted, Preferred A Shares into which the incubator loans are deemed to have been converted) and Ordinary Shares) pro rata to their holdings in the Company’s issued share capital on an as-converted basis.

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - SHAREHOLDERS' EQUITY (continued):
iii)Automatic conversion
Each preferred share shall automatically be converted upon (i) the consummation of a Qualified IPO, as defined in the Company's Amended and Restated Articles of Association, or (ii) upon written demand of the holders of the Preferred Majority, as defined in the Company's Amended and Restated Articles of Association, and until the Call Option expires without having been exercised, or terminates, the holders of at least a majority of the then outstanding Preferred G Shares (excluding for this purpose the Preferred G-1 Shares), into the amount of fully paid and non-assessable ordinary shares computed by dividing the applicable original issue price by the conversion price at the time in effect for such preferred shares.

iv)Pre-emptive rights
Prior to any IPO, each Shareholder that holds three percent (3%) or more of the Company’s then issued and outstanding share capital, on an as converted basis, shall have a right of first refusal to purchase part or all its Pro Rata Share (as defined below) of any New Securities that the Company may, from time to time, propose to sell and issue, as well as all or any part of the Pro Rata Share, of any other Pre-Emptive Offeree entitled to such rights to the extent that such other Pre-Emptive Offeree does not elect to purchase its full Pro Rata Share.
A “Pro Rata Share", for purposes of this Article, shall be the ratio of the number of shares of the Company's Ordinary Shares then held by such Pre-Emptive Offeree (assuming the conversion of all Preferred Shares held by such Pre-Emptive Offeree), as of the date of the notice, to the sum of the total number of Ordinary Shares held by all the other Pre-Emptive Offerees (assuming the conversion of all Preferred Shares held by all Pre-Emptive Offerees) as of such date.
d.Simple Agreement for Future Equity
In January 2020, the Company entered into a Simple Agreement for Future Equity ("SAFE Agreement"). According to the SAFE Agreement, the Company received a total amount of $ 5,000 thousands (the "SAFE Amount"). Upon the Company's equity financing of no less than $ 10,000 thousands or its Initial Public Offering, the SAFE Amount shall be automatically converted to such shares issued by the Company at a price per share reflecting a 20% discount.
In addition, upon the Company's equity financing of no less than $ 10,000 thousands, the SAFE Amount may be converted, upon the SAFE holder's discretion, into the Company's ordinary shares at a price per share reflecting a 20% discount. Moreover, upon a deemed liquidation event controlled by the Company, as defined in the Company's article of association, the SAFE holders will receive 150% of the SAFE amount in cash. If not previously converted or paid, the SAFE amount will be automatically converted upon 24 months from its issuance, to the Company's most senior preferred shares at a price per share actually paid for such most senior preferred shares.
The Company classified the SAFE as an equity instrument in its consolidated balance sheets in accordance with IAS 32. The SAFE instrument was initially recorded at fair value upon the date of issuance. The Company's issuance costs related to the SAFE Agreement totaled to $ 10 thousands and were deducted from the Company's SAFE Amount.
In July 2020, in accordance with the Series G SPA, as further detailed in Note 8e below, the entire SAFE amount was automatically converted into 422,610 Series G-1 preferred shares.

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - SHAREHOLDERS' EQUITY (continued):
e.Share Purchase Agreement
In July 2020, the Company, the Company's major shareholders, and Bioventus LLC. (the "Bioventus") entered into a Series G Share Purchase Agreement (the "Series G SPA"). According to the Series G SPA, the Company issued to one of its existing shareholders 1,014,267 of the Company's Series G preferred shares for a total consideration of $ 15,000 thousands. The Company incurred issuance costs in an amount of $ 572 thousands which were recorded as a deduction of the Company's additional paid in capital.
In addition, the Company's outstanding SAFE amount was automatically converted into the Company's 422,610 Series G-1 preferred shares. Moreover, as part of Series G SPA, upon the Company's Board of Directors' approval, the Company will have the option to issue an additional 338,089 of the Company's Series G preferred shares for an additional consideration of $ 5,000 thousands. Such option will expire upon the expiration of the Call or Put options as further described below or in the event of an initial public offering or any other deemed liquidation event as further detailed in the Company's article of association.
Furthermore, and in accordance with the Series G SPA, the Company and its shareholders have entered into an options agreement. According to such agreement, Bioventus will have the option to acquire 100% of the Company's outstanding share capital (the "Call Option", the "Acquisition"). In addition, the Company will have an option to require Bioventus to purchase 100% of the Company's outstanding share capital (the "Put Option").
The Put Option shall be exercisable subject to positive results of the pivotal clinical trials, including certain secondary endpoints and the FDA approval of the Agili-C device, the main product developed by the Company.
The consideration for such Call Option and Put Option shall be $ 350 million, subject to certain adjustments, and an additional $ 150 million upon the achievements of certain milestone as defined in the agreement. The Call Option and Put Option shall terminate 45 days following the agreed upon obtainment of FDA approval (subject to certain extensions as described in connection with the Call Option and the Put Option).
Bioventus will be entitled to terminate the Call Option and Put Option once thirty days have passed after obtaining the statistical report of the Company regarding the final results of the pivotal clinical trial of the Agili-C device, subject to a payment of $30 million to the Company. Otherwise, it will place an amount of $50 million in escrow to ensure the Put Option and exercise of the Call Option.
If Bioventus fails (despite all condition precedent having been fulfilled) to acquire the Company following an exercise of the Call Option or Put Option, the Company and its shareholders will be entitled to the $50 million deposited in escrow plus forfeiture of all shares held by Bioventus.
The completion of the exercise of the Call Option or the Put Option and resulting acquisition of the Company are each subject, among other things, to customary closing conditions as well as obtaining applicable regulatory, corporate and other third-party approvals.
For the closing of the acquisition of the Company's shares by Bioventus, see note 13b.
f.Share-based payment
In connection with the above stated Series G SPA, the Company's Board of Directors approved the adoption of new options plan, 2020 Share Option Plan, which will replace the Company's current option plan from 2011. In addition, the Board of Directors also approved an increase in the Company's shares reserved for issuance upon exercise of the Company's options by an additional 247,192 ordinary shares to a total of 1,955,164 ordinary shares. Options granted under the 2011 Share Option Plan expire 10 years from the grant date. The Company's options are usually vested over a period of four years in accordance with the options terms.

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - SHAREHOLDERS' EQUITY (continued):
As of December 31, 2021, 100,265 options were available for future grants under the 2020 Share Option Plan.
1)Equity-settled transactions:
The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using the Black-Scholes-Merton option pricing model. These values are based on the following assumptions as of the applicable grant dates during 2021 and 2020:

Dividend yield	—
Share price	$ 1.74
Expected volatility of the share prices	63.65%
Risk-free interest rate	1.69%
Expected life of share options (years)	5
2)Options granted to employees:
During 2020, the Board of Directors approved the grant of 139,462 options to purchase the Company's ordinary share at an exercise price of NIS 0.01 per share to the Company's chairman. The options will vest over a period of three years.
In addition, the Board of Directors approved the grant of 80,854 options to purchase the Company's ordinary share at an exercise price of $ 1.74 per share. The options will vest over a period of four years.
In October 2020, the Board of Directors approved the grant of 8,500 options to purchase the Company's ordinary share at an exercise price of $ 1.74 per share. The options will vest over a period of four years.
During 2021, the Board of Directors approved the grant of 10,000 options to purchase the Company's ordinary share at an exercise price of NIS 0.01 per share. The options will vest over a period of three years. In addition, the Board of Directors approved a grant to the Company's CEO, see also note 11c.
Changes in the number of options and weighted averages of exercise prices for options granted to employees are as follows:

	Year ended December 31, 2021		Year ended December 31, 2020
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Outstanding at beginning of year	536,644	0.65	340,746	0.641
Granted	139,888	0.12	214,898	1.74
Forfeited	(26,273)	0.66	(19,000)	0.92
Outstanding at end of year	650,259	0.48	536,644	0.65
Exercisable at end of year	498,424	0.387	310,233	0.595

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - SHAREHOLDERS' EQUITY (continued):

	December 31, 2021	December 31, 2020
	USD
Weighted average fair value of the options outstanding	1.04	1.09
Weighted average fair value of the options granted during the year	1.74	1.74

	Years
Average remaining contractual life for the share options outstanding	5.7	5.18
3)Options granted to non-employees:
During 2020, as to incentivize the Company's consultants, the Company granted 13,918 options to various consultants to purchase the Company's ordinary shares at a ratio of 1:1 at an exercise price of $ 1.74 per share. No option granted during 2021.
A total of 1,535 options were exercised as of December 31, 2020 at an exercise price of $0.003 per share, and no options were exercised during 2021. As of December 31, 2021, the Company consultants had outstanding options exercisable into 181,793 ordinary shares at a weighted average exercise price of $ 0.368 per share.
4)Expenses recognized in the financial statements:
The following table sets forth the total share-based payment expense resulting from stock options granted to employees, directors and service providers included in the Company's consolidated statements of comprehensive loss:

	Year ended December 31
	2021	2020
	U.S. dollars in thousands

Research and development	220	24
General and administrative	139	94
Total share-based payment expense	359	118
NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES:
a.Lease commitments:
1)The Company leases office spaces in Israel. In August 2019, the Company renewed its Israeli offices lease agreement for additional lease term of 3 years starting December 16, 2019. In addition, at the end of the lease period, the lease term will automatically be extended for additional period of 3 years ending December 15, 2025. The Company has the options to terminate such additional term upon written notice to the lessor. On initial recognition, the Group recognizes a lease liability at the present value of future lease payments, which include, inter alia, the exercise price of extension options whose exercise is reasonably certain. The Company is reasonably certain of whether it will not exercise this termination option. The monthly rent fee is approximately $ 15 thousands.
2)In addition, the Subsidiary leases an office in New York. The lease agreement is valid from October 2018 for a period of 5 years.
3)In addition, the Company leases warehouse spaces in Israel. During 2021, the Company renewed its Israeli warehouses spaces lease agreement for an additional lease term of 2 years starting February 1, 2022. The monthly rent fee is approximately $ 7 thousands.

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES (continued):
b.Obligation to pay royalties to the State of Israel
The Company's research and development efforts have been partially financed through grants received from the Israeli Innovation Authority (the "IIA").
In return for the IIA participation, the Company is committed to pay royalties to the Israeli Government at a rate of 3% - 5% of the sales of its product, up to 100% of the amount of the grants received plus interest at LIBOR.
The Company is obligated to repay the Israeli Government for the grants received only to the extent that there are sales of the funded products. The Company evaluated the fair- value of its Royalty bearing government grants by using a discounted cash-flow of its expected revenues from such products.
These royalties are generally 3% in the first three years from initial repayment, 4% of sales in the three subsequent years and 5% of sales in the seventh year until repayment of 100% of the grants (linked to the dollar) received by the Company, plus annual interest at the LIBOR rate. Under certain circumstances, the royalty rate is calculated according to a formula based on the ratio of participation by the IIA in the project to the total project costs incurred by the Company.
NOTE 10 - TAXES:
a.Corporate tax rates
Israel:
The Company is taxed according to the regular corporate income tax in Israel which is 23%.
U.S subsidiary:
In December 2017, the federal government enacted numerous amendments to the Internal Revenue Code of 1986 pursuant to an act known by the short title of the Tax Cuts and Jobs Act (the “TCJA”). The TCJA represents the most comprehensive reform to the U.S. tax code in over thirty years. As a result of the passing of the TCJA, future Federal statutory tax rates will decrease from 35% to 21%, effective January 1, 2018 and thereafter.
b.Net operating loss carry forward
The Company has accumulated losses and deductions for tax purposes as of December 31, 2021, in the amount of approximately $ 59 million. The net operating losses may be carried forward and offset against taxable income in the future for an indefinite period.
As of December 31, 2021, the Subsidiary did not incur net operating losses.
c.Theoretical taxes
As described in Note 2r, the Company has not recognized any deferred tax assets, as it is not probable that taxable profits will be available against which the carry-forward of unutilized tax losses can be utilized.
The reported tax on the Company’s income before taxes differs from the theoretical amount that would arise using the weighted average tax rate applicable to income of the consolidated entities as follows:

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 10 - TAXES (continued):

	Year ended December 31
	2021		2020
		in USD thousands		in USD thousands
Loss before taxes	23.0%	10,185	23.0%	8,694

Theoretical tax benefit		2,343		2,000
Effect of:
Expenses not deductible for tax		(24)		(33)
Tax assets that were not recorded regarding carryforward tax losses		(2,353)		(1,999)
Tax in a different tax rate		5		3
Tax income recognized in income statement		29		29

NOTE 11 - TRANSACTIONS AND BALANCES WITH RELATED PARTIES:
“Related Parties” - As defined in IAS 24, “Related Party Disclosures” (“IAS 24”). Key management personnel - included together with other entities in the said definition of “related parties” in IAS 24, include the members of the Board of Directors and senior executives.
a.The compensation paid or payable to key management for services during the year indicated is presented below.

	Year Ended December 31
	2021	2020
	U.S. dollars in thousands

Salaries and other short-term employee benefits	2,684	1,124
Share based compensation	226	10
Total	2,910	1,134

	December 31
	2021	2020
	U.S. dollars in thousands
Other accounts payable	52	1,072
Total	52	1,072
b.In July 2020, the Company's Board of Directors approved a one-time bonus to the CEO in an amount 0f $ 2,000 thousand. The bonus was paid in three installments, the first two payments, totaled to $1,000 thousand were made during 2020 upon achieving operational milestones. The third payment totaled to $1,000 thousand was paid during 2021 upon achieving the pivotal study milestone.
c.In January 2021, the Company's Board of Directors approved a grant to the Company's CEO of 129,888 options to purchase the Company's ordinary shares at an exercise price of NIS 0.01 per share. The options will vest over a period of 10 years.

CARTIHEAL (2009) LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 12 - SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:
a.Research and development expenses:

	Year ended December 31
	2021	2020
	U.S. dollars in thousands

Payroll and related expenses	4,007	3,072
Materials and subcontractors	1,494	1,328
Pivotal trial	1,883	1,585
Office and facilities	240	255
Depreciation	173	169
Other	—	2
	7,797	6,411

b.General and administrative expenses

	Year ended December 31
	2021	2020
	U.S. dollars in thousands

Payroll and related expenses	1,783	1,585
Materials and subcontractors	286	238
Office and facilities	153	122
Depreciation	7	16
Other	—	80
	2,229	2,041

NOTE 13 - SUBSEQUENT EVENTS:
The Company has evaluated subsequent events through September 27, 2022, the date at which the consolidated financial statements were available for issuance.
a.On March 30, 2022 the U.S. Food and Drug Administration (FDA) has granted Premarket Approval (PMA) for its Agili-C™ implant.
b.On April 4, 2022, Bioventus Inc. ("Bioventus") announced that it has exercised its call option to acquire CartiHeal (2009) Ltd.
c.The Acquisition of the Company as mentioned in Note 8e was completed on July 12, 2022. Bioventus LLC exercised its call option to acquire 100% of the Company's shares from its Company shareholders for an aggregate purchase price of approximately $315 million and an additional $135 million becoming payable after closing upon achievement of certain sales milestones, net of Bioventus shares.
d.Following the closing of the acquisition mentioned in note 13b, at the closing date, the Company's directors and CEO resigned from their role.